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                                                                    EXHIBIT 12.1


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

        (DOLLARS IN MILLIONS, EXCEPT RATIO OF EARNINGS TO FIXED CHARGES)

                                                                                        Year Ended December 31,
                                                                       ---------------------------------------------------------
                                                                         2000        1999        1998        1997         1996
                                                                       --------    --------    --------    --------    ---------

Income before provision for national income taxes,
  minority interests in net income (loss) of subsidiaries,
  equity (income) loss of affiliates, and extraordinary items         $  484.2     $  443.0    $  214.8    $  345.8    $  253.4
Fixed charges                                                            349.3        253.8       130.7       113.6       112.7
Distributed income of affiliates                                           2.0          1.8         2.3         3.9         3.0
                                                                      --------       ------      ------      ------      ------
  Earnings                                                            $  835.5     $  698.6    $  347.8    $  463.3    $  369.1
                                                                      ========       ======      ======      ======      ======

Interest expense                                                      $  316.2     $  235.1    $  110.5    $  101.0    $  102.8
Portion of lease expense representative of interest                       33.1         18.7        20.2        12.6         9.9
                                                                      --------       ------      ------      ------      ------
  Fixed Charges                                                       $  349.3     $  253.8    $  130.7    $  113.6    $  112.7
                                                                      ========       ======      ======      ======      ======

  Ratio of Earnings to Fixed Charges                                       2.4          2.8         2.7         4.1         3.3

  Fixed Charges in Excess of Earnings                                        -            -           -           -           -
